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                   EMPLOYMENT AGREEMENT


This Employment Agreement is made and entered into this day of May, 1998, by and between Nova Pharmaceutical, Inc., an Nevada corporation, (the Company), and Robert J. Eggering, an individual ("Executive").

RECITALS

A. The Company desires to be assured of the association and services of Executive for the Company.
B. Executive is willing and desires to be employed by the Company, and the Company is willing to employ Executive, upon the terms, covenants and conditions hereinafter se forth.

ARTICLE 1.  AGREEMENT

NOW, THEREFORE, in consideration of the mutual terms, covenants, and conditions hereinafter set forth, the parties hereto do hereby agree as follows:

1.1 EMPLOYMENT.  The Company hereby employs Executive as its
Controller, subject to the supervision and direction of the Company's Board of Directors.

1.2 TERM.  The term of this Agreement shall be for a period of one
(1) year communicant on May 4, 1998 unless terminated earlier pursuant to Article 5 below.

ARTICLE 2.  COMPENSATION; REIMBURSEMENT

2.1 BASE SALARY. For all services rendered by the Executive under this Agreement, the Company shall pay Executive a base salary of Ninety thousand Dollars ($90,000) per annum, payable monthly in equal installments (the "Base Salary"). Base Salary shall be $93,600 per annum until such time as the Company furnishes health benefits to Executive.
2.2 ADDITIONAL BENEFITS. In addition to the Base Salary, Executive shall be entitled to $3,750 per quarter, and all other benefits of employment provided to other executives as may be granted from time to time by the Board of Directors.
2.3 REIMBURSEMENT. Executive shall be entitled to a one-time relocation expense reimbursement in an amount not to exceed eight thousand dollars ($8,000).

ARTICLE 3. SCOPE OF DUTIES

3.1 ASSIGNMENT OF DUTIES. Executive shall have such duties as may be ES. Executive shall have such duties as may be